Exhibit 21
Subsidiaries of Kingsway Financial Services Inc.

Subsidiaries	Jurisdiction of Incorporation/Organization
Kingsway America II Inc.	Delaware
1347 Advisors LLC	Delaware
Argo Holdings Fund I, LLC	Delaware
Argo Management Group, LLC	Delaware
CMC Acquisition LLC	Delaware
CMC Industries Inc.	Texas
Texas Rail Terminal LLC	Delaware
TRT Leaseco, LLC	Delaware
Flower Portfolio 001, LLC	Delaware
Kingsway America Inc.	Delaware
Kingsway Amigo Insurance Company	Florida
Kingsway General Insurance Company	Ontario
Kingsway LGIC Holdings, LLC	Delaware
Kingsway Reinsurance Corporation	Barbados
Kingsway Warranty Holdings LLC	Delaware
Geminus Holding Company, Inc.	Delaware
Prime Auto Care Inc.	Delaware
The Penn Warranty Corporation	Pennsylvania
Geminus Reinsurance Company, LTD.	Turks and Caicos
IWS Acquisition Corporation	Florida
PWI Holdings, Inc.	Pennsylvania
Preferred Warranties, Inc.	Pennsylvania
Preferred Warranties of Florida, Inc.	Florida
Preferred Nationwide Reinsurance Company, Ltd.	Turks and Caicos
Superior Warranties, Inc.	Pennsylvania
Trinity Warranty Solutions LLC	Delaware
Net Lease Investment Grade Portfolio LLC	Delaware
Professional Warranty Services LLC	Delaware
Professional Warranty Service Corporation	Virginia